                                                                                                       EXHIBIT 99.2

         NAVISTAR SAYS CHATHAM DECISION AND UAW WINDOW PROGRAM WILL NOT CHANGE COMPANY'S EARNINGS GUIDANCE

         WARRENVILLE, Ill. -September 4 -As reported earlier today, International Truck and Engine Corporation, the operating company of Navistar International Corporation (NYSE:NAV), announced that it would keep its Chatham,
Ontario heavy truck assembly plant open.
         Daniel C. Ustian, Navistar president and chief executive officer, said the company is pleased to have come up with a plan that meets the combined objectives of improved profitability for our heavy truck business and continued operations in Chatham.
         Ustian noted that the impact of the decision to keep the plant operating would result in an adjustment to the company's existing restructuring charge recorded in the fourth quarter of 2002.
         He added that the company has also accelerated the sign-up period for an early retirement window program offered to certain eligible, long-service United Auto Workers union (UAW) represented employees.  The purpose of the window program is to enable the company to address the changing staffing needs of the business. The expected dates for retirement under the program have not been changed, but the earlier sign-up period requires the company to account for the program in the fourth quarter of 2003.
         According to Ustian, Navistar is in the process of quantifying the impact of these decisions and will disclose them with the release of its fourth quarter earnings.  Neither of these decisions however is expected to impact the company's earning guidance issued in the third quarter earnings release on August 15, 2003.
         "These actions allow us to substantially complete our initial transformation strategy that we began in
1997," said Robert C. Lannert, vice chairman and chief financial officer.
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                                                                                                       EXHIBIT 99.2
Page Two/Impact

         Lannert said Navistar's focus "now is on execution:  execution of our quality and cost improvement goals with our management team dedicated to delivering bottom-line savings and continuously improving results."
         International Truck and Engine Corporation produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additionally, through a joint venture with Ford Motor Company, the company builds medium commercial trucks and sells truck and diesel engine service parts. Additional information is available at www.internationaldelivers.com.

Forward Looking Statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategies regarding the future.  It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility, and other risks detailed from time to time in Navistar's Securities and
Exchange Commission filings.  Navistar assumes no obligation to update the information included in this news release.

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